Exhibit 99.1

N e w s R e l e a s e

QUICKSILVER RESOURCES INC.
801 Cherry Street
Fort Worth, TX 76102
www.qrinc.com

QUICKSILVER RESOURCES ANNOUNCES COMMENCEMENT OF MARKETING AND SALE PROCESS

FORT WORTH, TEXAS (September 17, 2015) - Quicksilver Resources Inc. (OTC Pink: KWKAQ) today announced the commencement of a marketing and sale process to sell substantially all or a portion of its U.S. and Canadian assets. The U.S. process was initiated with the filing of a motion with the United States Bankruptcy Court for the District of Delaware seeking approval of bidding procedures to commence a sales process for Quicksilver and its U.S. subsidiaries under section 363 of the Bankruptcy Code. The motion to approve bidding procedures is expected to be heard by the Court on October 6, 2015. The Canadian process will run parallel to, but separate from, the U.S. process.
Quicksilver and its subsidiaries intend to continue normal operations throughout the marketing and sale process.
A copy of the introductory presentation in connection with the marketing and sale process, which includes disclosures of updated proved reserves, is posted to the company’s website located at http://investors.qrinc.com/events.cfm.
Additionally, Quicksilver Resources Canada Inc. (“QRCI”) executed a Third Forbearance Agreement in which its first lien secured lenders will continue to forbear from exercising their rights and remedies in connection with specified defaults under the Canadian Credit Agreement related to the chapter 11 filings of Quicksilver Resources and certain of its subsidiaries for a period up to and including December 15, 2015.
Quicksilver and its U.S. subsidiaries filed voluntary petitions under chapter 11 of title 11 of the United States Code on March 17, 2015. The chapter 11 cases are being jointly administered under the case number 15-10585. Quicksilver’s Canadian subsidiaries were not included in the chapter 11 filing and are not subject to the requirements of the Bankruptcy Code.
For access to today’s motion and other Court documents related to the chapter 11 cases, please visit www.gardencitygroup.com/cases/kwk or call (877) 940-2410.
The Company’s legal advisors are Akin Gump Strauss Hauer & Feld LLP in the U.S. and Bennett Jones in Canada. Houlihan Lokey Capital, Inc. is serving as financial advisor.

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About Quicksilver Resources
Fort Worth, Texas-based Quicksilver Resources is a publicly traded independent oil and gas company engaged in the exploration, development and acquisition of oil and gas, primarily from unconventional reservoirs including shales and coal beds in North America. Quicksilver's Canadian subsidiary, Quicksilver Resources Canada Inc., is headquartered in Calgary, Alberta. Quicksilver's common stock is traded on the OTC Pink open marketplace under the symbol "KWKAQ." For more information about Quicksilver Resources, visit www.qrinc.com.
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Restructuring Information Hotline:
1-877-940-2410

Media Contact:
David Erdman
817-665-4023
IR@qrinc.com